                                                                  CONFORMED COPY



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   -----------------------------------------

                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) October 16, 2001

                             WHIRLPOOL CORPORATION
       -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                   1-3932                               38-1490038
--------------------------------------        --------------------------        ----------------------------------
(State or other jurisdiction                       (Commission File                     (I.R.S. Employer
    of incorporation)                                 Number)                          Identification No.)




          2000 M63 North, Benton Harbor, Michigan            49022-2692
          -------------------------------------------------------------
          (Address of principal executive officers)          (Zip Code)


                                (616)-923-5000
           -----------------------------------------------------------
              Registrant's telephone number, including area code

Item 5.  Other Events
         ------------

         (a) On October 16, 2001, the Company announced its third quarter 2001 core earnings of $1.46 per diluted share, reflecting a 49 percent increase from third quarter 2000. Core earnings per share increased to $1.46 from $.98 in third quarter 2000, and core earnings grew to $101 million from $67 million. Core earnings exclude restructuring and related charges of $11 million after tax and minority interest, and a charge of $184 million after tax ($300 million pre-tax) for a recall of microwave-hood combination units in North America. After the restructuring and charges for the recall, the Company reported a net loss of $94 million, or $1.40 per share. The Company revised its previous full-year guidance of a 10-to-15 percent increase in core earnings-per-share from 2000, and now expects a 5-to-10 percent increase in 2001.

         (b) On October 16, 2001, the Company announced a voluntary recall of approximately 1.8 million Whirlpool, KitchenAid and Sears Kenmore brand over-the-range microwave-hood combinations. The Company recorded a charge of $184 million after tax ($300 million pre-tax) related to the recall.



Item 7.  Financial Statements and Exhibits
         ---------------------------------

         Copy of press release dated October 16, 2001 announcing the Company's third quarter 2001 earnings. See Exhibit A.

         Copy of press release dated October 16, 2001 announcing the Company's voluntary recall of over-the-range microwave hood combinations. See Exhibit B.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     WHIRLPOOL CORPORATION
                                     Registrant



Date: October 17, 2001                  By: /s/ Robert T. Kenagy
                                            -----------------------------
                                     Name:  Robert T. Kenagy
                                     Title: Corporate Secretary